Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Elliott Opportunity II Corp. (the “Company”) on Amendment No. 2 to Form S-1 (File No. 333-253328) of our report dated February 19, 2021, except Subsequent Events in Note 8, as to which the date is June 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of February 1, 2021 and for the period from February 1, 2021 (inception) through February 1, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum LLP

West Palm Beach, FL

June 15, 2021

Marcum LLP • 525 Okeechobee Boulevard • Suite 750 • West Palm Beach, Florida 33401 • Phone 561.653.7300 • Fax 561.653.7301 • marcumllp.com